SPRINT SPECTRUM L.P.

                   1997 LONG-TERM INCENTIVE COMPENSATION PLAN
                             REVISED AMENDMENT No. 1

On or about February 20, 1998, pursuant to the authority vested in the Compensation Committee, the Compensation Committee agreed to amend the Termination and Normal Exercise provisions of the 1997 Long-Term Incentive Compensation Plan. No other provisions or terms of that Plan have been modified or terminated.

TERMINATION  (as amended)

Vesting provisions upon termination are as follows:

 Death or
 Long Term Disability:        Immediate vesting and  payment  of  all  unvested
                              units, will be valued based upon the July 1st valuation immediately preceding the date of death or disability. If death or company approved long term disability occur on or after 7/1 but before the results of the valuation for that Plan year are available, payment will not be made until the current Plan year valuation result is available.

 Change of Control:           Immediate vesting of all  unvested  units,  based
                              upon a valuation performed as of the time of change of control.

 Involuntary Separation       Vested units will be exercised immediately or as
 Without Cause, Transfer      soon as  possible  following  termination  date.
 to a Partner, Reassign-      Participants  who  assume  a  non-participating
 ment to a Non-               position or transfer to  a  partner  may  exercise
 participating Position,      vested units upon transfer or reassignment,OR hold
 Constructive Discharge       and exercise as soon as practicable after the next
 (not involving Change of     valuation.  Management discretion will govern with
 Control):                    respect to vested and unvested units in such cases

                              If termination, transfer to partner or non-
                              participating position occur on or after 7/1 but before the results of the valuation for that Plan year are available, payment will not be made until
                              the  current   Plan   year  valuation  result  is
                              available.


 Voluntary Termination:       Vested units will be exercised at termination  and
                              will be valued based upon the July 1st valuation immediately preceding the date of termination. If termination occurs on or after 7/1 but before the results of the valuation for that Plan year are available, payment will not be made until the current Plan year valuation result is available.

 Discharge for Cause:         All units, vested and unvested, are terminated and
                              cannot be exercised upon separation.

 Retirement:                  Vested  units  may  be exercised  in the five year
                              period following retirement, but not later than the units' expiration date. For purposes of this Plan, the minimum retirement age is 55 and 10 years of credited service.


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NORMAL EXERCISE (as amended)

Vested units may be exercised within 45 days following the most recent valuation. The normal exercise period is then closed until the 45-day period after the next available valuation, which is to be concluded as soon as practicable after June 30th of each year.

All units, vested or non-vested, granted in 1997 (including pro- rata grants) will expire in the 45 day period following the availability of the valuation for June 30, 2007.